Exhibit 23.1

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRMS

To the Board of Directors
eAutoclaims., Inc.

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Amendment No. 1 to Form S-1 of our report dated September 16, 2005 on the financial statements of eautoclaims, Inc. as of July 31, 2005 and our report dated September 16, 2005 on the financial statement schedule for each of the three years in the period ended July 31, 2005, which appear in such Prospectus. We also consent to the reference to our Firm under the captions “Experts” in such Prospectus.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

April 26, 2006